UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (earliest event reported): July 3, 2017

BELMOND LTD.

(Exact name of registrant as specified in its charter)

Bermuda

(State or other jurisdiction of incorporation)

001-16017	98-0223493
(Commission file number)	(I.R.S. Employer Identification No.)

22 Victoria Street

Hamilton HM 12, Bermuda

(Address of principal executive offices) (Zip Code)

(441) 295-2244

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐                 Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                 Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                 Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                 Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this Chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b of this chapter).

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

☐

ITEM 1.01.                               Entry into a Material Definitive Agreement

On July 3, 2017, Belmond Ltd. (the “Company”) amended and restated its existing senior secured credit facility (as previously amended, the “Existing Credit Agreement”) that had been entered into on March 21, 2014. The Company entered into the amended and restated credit facility (the “A&R Credit Agreement”) with its wholly-owned subsidiary Belmond Interfin Ltd. (the “Borrower”); the lenders from time to time party thereto; Barclays Bank PLC, as administrative agent, collateral agent and swingline lender; Barclays Bank PLC, Fifth Third Bank and JPMorgan Chase Bank, N.A., as joint lead arrangers and joint book running managers; and Credit Agricole Corporate and Investment Bank and HSBC Bank USA, National Association, as senior co-managers.

The A&R Credit Agreement increases the principal borrowed under the credit facility through an increase in the term loan under the credit facility, extends the credit facility’s maturity dates and decreases the applicable interest rates imposed on borrowings under the credit facility, as described below.

The credit facility under the A&R Credit Agreement consists of a $603.4 million seven-year term loan and a $100 million five-year, multi-currency revolving credit facility. The term loan consists of a $400 million U.S. dollar-denominated tranche and a €179 million euro-denominated tranche ($203.4 million as of the closing date).  This compares to the Existing Credit Agreement, which at June 30, 2017 consisted of a $498.7 million seven-year term loan with balances of $333.8 million on the U.S. dollar-denominated term loan tranche and €145.1 million on the euro-denominated term loan tranche ($164.9 million as of the closing date), and a $105 million five-year, multi-currency revolving credit facility, of which $45.0 million had been drawn and was outstanding as of June 30, 2017.

The Company utilized the term loan proceeds to repay the then-outstanding term loan and revolving credit facility balances, as well as for fees and expenses associated with entering into the A&R Credit Agreement. The Company intends to utilize the majority of the balance of the proceeds for future capital needs related to the Company’s 2020 strategic growth plan. The Company intends to use the multi-currency revolving credit facility for general corporate purposes.

Interest on the U.S. dollar-denominated tranche of the term loan will be calculated at LIBOR plus a 2.75% margin, and interest on the euro-denominated tranche will be calculated at EURIBOR plus a 3.00% margin.

The A&R Credit Agreement is guaranteed by the Company and the existing and subsequently acquired direct and indirect wholly-owned material restricted subsidiaries of the Company and the Borrower organized in the United States, England and Wales, Bermuda, Hong Kong, Singapore, Russia, Italy, Ireland and other agreed jurisdictions. The A&R Credit Agreement is secured by a perfected pledge of a security interest in all of the capital stock issued by the Borrower and by each guarantor (other than the Company) directly held by the Borrower or any other guarantor, and is also secured by substantially all other tangible and intangible personal property of the Borrower and each guarantor.

The A&R Credit Agreement includes customary representations, warranties, affirmative covenants, negative covenants (including a limitation on payment of dividends and, solely in respect of the multi-currency revolving credit facility, a maximum senior secured net leverage ratio, tested quarterly) and events of default.

The foregoing description of the A&R Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the A&R Credit Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K.

ITEM 9.01.                               Financial Statements and Exhibits

(d)	Exhibits

10.1

Amended and Restated Credit Agreement dated July 3, 2017, among Belmond Ltd., Belmond Interfin Ltd., the lenders from time to time party thereto, Barclays Bank PLC, Credit Agricole Corporate and Investment Bank, HSBC Bank USA, National Association, Fifth Third Bank and JPMorgan Chase Bank, N.A.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

BELMOND LTD.

By:	/s/ Richard M. Levine
	Name:	Richard M. Levine
	Title:	Executive Vice President, Chief Legal Officer and Secretary

Date:  July 6, 2017

EXHIBIT INDEX

Exhibit Number	Description

10.1

Amended and Restated Credit Agreement dated July 3, 2017, among Belmond Ltd., Belmond Interfin Ltd., the lenders from time to time party thereto, Barclays Bank PLC, Credit Agricole Corporate and Investment Bank, HSBC Bank USA, National Association, Fifth Third Bank and JPMorgan Chase Bank, N.A.